UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K

Current Report
Dated December 4, 2014

of

AGCO CORPORATION

A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930

4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2014, Mr. André M. Carioba, Senior Vice-President and General Manager, South America, will be retiring from AGCO Corporation (the “Company”).  As part of Mr. Carioba’s retirement arrangements,  (i) Mr. Carioba entered into a consulting arrangement with the Company and will receive approximately $158,000 in consulting fees for services to be provided over the next 18 months, and (ii) Mr. Carioba will receive a cash bonus payment projected to be approximately $331,000 payable on July 1, 2016, from a previously established notional, unfunded account with the Company.  For the duration of the consulting arrangement, Mr. Carioba will be entitled to continue to accrue benefits under the AGCO Corporation Long-Term Incentive Plan currently in place amounting to approximately 11,657 shares and receive the benefit of medical insurance.  In addition, upon reaching age 65, Mr. Carioba also will receive an annuity based upon his contributions (and the Company’s matching contributions) to the Company’s Brazilian defined contribution plan. A copy of the Consultancy Agreement is attached hereto as Exhibit 10.1.

Item 5.03.    Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On December 4, 2014, the Company’s Board of Directors approved an amendment to the Company’s By-laws to reduce the maximum number of directors on the Board of Directors from eleven to ten. A copy of the Amended and Restated By-laws is attached hereto as Exhibit 3.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

3.1     By-laws.
10.1    Consultancy Agreement with André M. Carioba.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck Senior Vice President and Chief Financial Officer

Dated: December 10, 2014

Exhibit Index

Exhibit No.	Description

3.1	By-laws.
10.1	Consultancy Agreement with André M. Carioba.